EXHIBIT NO. EX-99.h.2.iii

                            THE ROCKLAND FUNDS TRUST

            AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

     THIS AMENDMENT dated as of January 1, 2002 to the Fund Administration Servicing Agreement dated as of November 18, 1996, by and between The Rockland Funds Trust, a Delaware business trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

    Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE ROCKLAND FUNDS TRUST                  U.S. BANCORP FUND SERVICES, LLC

By: /s/Charles S. Cruice                  By: /s/Joseph C. Neuberger
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